Exhibit 99.1

Four Leaf Acquisition Corporation Announces Closing of $54 Million Initial Public Offering and Partial Exercise of Over-Allotment Option

LOS ALTOS, CALIFORNIA – March 22, 2023 – Four Leaf Acquisition Corporation (the “Company”) today announced the closing of its initial public offering of 5,200,000 units at $10.00 per unit, including 221,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. The units are listed on Nasdaq (“Nasdaq”) and began trading on March 17, 2023 under the ticker symbol “FORLU”. Each unit consists of one share of Class A common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “FORL” and “FORLW”, respectively.

The Company is a newly incorporated blank check company incorporated as a Delaware exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company believes that there are many target companies that could become attractive public companies and will seek a target in the Internet of Things “IoT” market. The Company is led by Angel Orrantia, Chief Executive Officer, Coco Kou, Chief Financial Officer, Robert de Neve, Chief Strategy Officer, and Bala Padmakumar, Chairman.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) acted as the sole book running manager for the offering.

Nixon Peabody LLP served as legal counsel to the Company. Offit Kurman P.A. served as counsel to EF Hutton.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments, LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement on Form S-1 (File No. 333-267399) relating to these securities was filed with and declared effective by the Securities and Exchange Commission (“SEC”) on March 16, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering, the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Angel Orrantia

Chief Executive Officer

Four Leaf Acquisition Corp.

Email: angel@i2i.global

Phone: (650) 720-5626